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                                                                   Exhibit 10.14

                                                                        NOVATION

                         LICENSE AND SERVICES AGREEMENT

         This License and Services Agreement (the "Agreement") is effective as of September 27, 2005 ("Effective Date") by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation ("FIS"), and FIDELITY NATIONAL TITLE GROUP, INC, a Delaware corporation ("FNT").

         WHEREAS, FIS previously entered into a certain Stock Purchase Agreement, dated as of December 23, 2004 (the "Stock Purchase Agreement"), with Fidelity National Financial, Inc., a Delaware corporation ("FNF"), pursuant to which certain purchasers (the "Purchasers") purchased from FIS 50,000,000 shares of FIS' common stock, subject to the terms and conditions of the Stock Purchase Agreement; and

         WHEREAS, a condition to the closing of the transactions contemplated by the Stock Purchase Agreement required that FIS and FNF enter into certain Intercompany Agreements (as defined in the Stock Purchase Agreement), and that the form and substance of such Intercompany Agreements be satisfactory to the Parties and the representatives of the Purchasers; and

         WHEREAS, FIS previously entered into a License and Services Agreement dated as of March 4, 2005 (the "FNF Agreement") with FNF, as the parent company of FNT and its subsidiaries, with respect to the use of certain software and the provision of certain services, as more fully described herein; and

         WHEREAS, pursuant to an Assignment and Assumption Agreement of even date herewith between FNF and FNT, FNT has assumed, with the consent of FIS, all of FNF's rights and obligations under the FNF Agreement; and

         WHEREAS, FIS and FNT wish to enter into a novation of the rights and obligations under the FNF Agreement, as assumed by and assigned to FNT, so that FNT is the clear party in interest with respect to the license and services to be provided by FIS, as more particularly described herein;

         NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

 1.      DEFINITIONS.

         As used in this Agreement:

         1.1. "COMPETITOR" means a natural or legal person offering a product that competes with the LSI Processes.

         1.2.     "DAYS" means calendar days, unless otherwise specified.

         1.3. "DOCUMENTATION" means FIS' standard documentation describing the LSI Processes.


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         1.4.     "ESCALATION PROCEDURES" means the procedures set forth in
                  Section 10.2 of this Agreement.

         1.5. "GEOGRAPHIC AREA" means the counties listed on Exhibit B attached hereto, as amended from time to time pursuant to
                  Section 6.2 hereof.

         1.6. "LSI PROCESSES" means those business processes indicated on Exhibit A.

         1.7. "MODIFICATION" means any customization, enhancement, modification or change made to the LSI Processes and Documentation under this Agreement.

         1.8. "PERMITTED SUBSIDIARIES" has the meaning set forth in Section 3.1(a).

         1.9. "PROPRIETARY INFORMATION" means all information disclosed by or for FNT or FIS to the other during the negotiations hereof and/or learned by reason of the relationship established hereunder or pursuant hereto, including, without limitation, the LSI Processes, Documentation, Modifications and all information, data and designs related thereto. Information relating to each party's business, plans, affiliates or customers shall also be deemed "Proprietary Information" for purposes of the Agreement. "Proprietary Information" shall also include all "non-public personal information" as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the "GLB Act"), as the same may be amended from time to time, that FIS receives from or at the direction of FNT and that concerns any of FNT's "customers" and/or "consumers" (as defined in the GLB Act).

         1.10. "SERVICES" has the meaning set forth in Section 4.1 of this Agreement.

         1.11. "SUBSIDIARY" means, with respect to any party, any corporation, partnership, company or other entity of which such party controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

         1.12. "TERM" has the meaning set forth in Section 6.1 of this Agreement.

 2.      GRANT OF LICENSE.

         2.1. GRANT. Subject to FNT's full payment, as due, of fees listed in Exhibit D, FIS hereby grants to FNT for the benefit of the Permitted Subsidiaries, and FNT for the benefit of the Permitted Subsidiaries accepts from FIS, a nonexclusive, license (except as otherwise provided for in Section 3 below) for the Term of this Agreement to use the LSI Processes and Documentation for properties with the Geographic Area, subject to the restrictions and obligations set forth herein.

         2.2. DELIVERY. As requested from time to time, FIS agrees to deliver the LSI Processes and the Documentation to FNT for the benefit of the Permitted Subsidiaries.


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 3.      LICENSE USE RESTRICTIONS.

         3.1.     RESTRICTIONS ON LSI PROCESSES AND DOCUMENTATION.

                  (a) FNT may not sell, lease, assign, transfer, distribute or sublicense the LSI Processes or Documentation, to any party, except that the LSI Processes and Documentation may be used for the benefit of the Subsidiaries of FNT indicated on Exhibit C hereof (collectively, the "Permitted Subsidiaries").

                  (b) FNT will not make copies, or similar versions of the LSI Processes or Documentation or any part thereof without the prior written consent of FIS, except in the process of contemplated use, for administrative, archival or disaster recovery backup, and as expressly provided otherwise herein.

                  (c) FNT may not provide copies of the LSI Processes or Documentation to any person, firm, or corporation not permitted hereunder except as permitted under Sections 3.1 (a) and (b) above, and except as to FNT's or a Permitted Subsidiary's non-Competitor contractors or subcontractors who have executed nondisclosure terms substantially similar to the confidentiality terms herein.

                  (d) FNT shall not allow any third party to use or have access to the LSI Processes or Documentation for any purpose without FIS' prior written consent except as permitted under Sections 3.1(a) and (b) above, and except as to FNT's or a Permitted Subsidiary's non-Competitor contractors or subcontractors who have executed nondisclosure terms substantially similar to the confidentiality terms herein.

 4.      SERVICES.

         4.1. PROVISION OF MANAGEMENT SERVICES. During the Term, and subject to the terms and conditions hereof, FIS shall provide (or cause to be provided) all of the services described in this
                  Section 4 to FNT for the benefit of the Permitted Subsidiaries (individually and collectively, the "Services"). For the avoidance of doubt, the Services are in addition to and not included within the scope of services described in that certain Master Information Technology Services Agreement of even date herewith between Fidelity Information Services, Inc. and FNT.

         4.2. IMPLEMENTATION AND OVERSIGHT OF THE LSI PROCESSES. FIS agrees to oversee and provide advice to FNT for the benefit of the Permitted Subsidiaries relating to the implementation of the LSI processes including (x) all processes, personnel and support functions of FNT for the benefit of the Permitted Subsidiaries primarily relating to the implementation and use of the LSI Processes, such oversight and advice shall, include without limitation, the consulting services to FNT for the benefit of the Permitted Subsidiaries relating to computer and database systems, the creation of back-up/disaster recovery procedures and sites, and implementation of appropriate architecture. It is understood by the parties that the Services to be provided hereunder include (but are not limited to) infrastructure planning and


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                  implementation work by FIS for FNT for the benefit of the
                  Permitted Subsidiaries. It is anticipated that FIS may make recommendations to FNT for the benefit of the Permitted Subsidiaries from time to time as to improvements to the LSI Processes or additional processes to supplement the LSI Processes, which recommendation will be considered by FNT for the benefit of the Permitted Subsidiaries.

         4.3. MAINTENANCE OF CURRENT EQUIPMENT AND SOFTWARE. During the term of this Agreement, FIS shall be responsible for maintaining the computer hardware and software systems utilized by FNT for the benefit of the Permitted Subsidiaries in their implementation and use of the LSI Processes, including, without limitation, all telephone and communication equipment (such as routers, servers, etc.) utilized by FNT for the benefit of the Permitted Subsidiaries (collectively, the "LSI Process Equipment"). FNT for the benefit of the Permitted Subsidiaries shall maintain the LSI Process Equipment in the same condition (ordinary wear and tear excepted) and to the same quality standards as was applicable to the LSI Process Equipment on the effective date of this Agreement. Without limiting the Services to be provided herein, FNT acknowledges that, unless otherwise provided in this Agreement or agreed in writing by the parties, FNT has no ownership right, title or interest in the LSI Processes.

         4.4. SALES SUPPORT SERVICES AND IMPLEMENTATION OF LSI PROCESSES FOR THIRD PARTY CUSTOMERS. During the Term of this Agreement and consistent with permitted practices under applicable state insurance law, FIS shall provide FNT for the benefit of the Permitted Subsidiaries support in connection with marketing of products and services of FNT for the benefit of the Permitted Subsidiaries that require the use by FNT for the benefit of the Permitted Subsidiaries of any of the LSI Processes or the implementation or integration of the LSI Processes with third party customers of FNT for the benefit of the Permitted Subsidiaries.

 5.      FNT OBLIGATIONS.

         5.1. EXCLUSIVE USE OF FIS SERVICES. With respect to the LSI Processes that FIS will provide to FNT for the benefit of the Permitted Subsidiaries as of the Effective Date, FNT for the benefit of the Permitted Subsidiaries agrees to use exclusively the LSI Processes and above Services in the Geographic Areas at all times during the Term of this Agreement, subject in all cases to the termination provisions set forth in this Agreement.

         5.2. ACCESS TO TITLE PLANT. Following the date hereof, if FNT builds or acquires a title plant with respect to a county described in the Geographic Area, FNT agrees to provide access to that plant to FIS on terms no less favorable to FIS than contained in other title plant access agreements between FNT and FIS, but in all cases upon commercially reasonable terms.

 6.      TERM; TERMINATION.

         6.1. TERM. The term of the Agreement shall commence as of the date hereof and continue until such time as FNT has built or acquired a title plant with respect to all


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                  counties described in the Geographic Area and provided access to such title plants to FIS on terms acceptable to FIS in all such counties, or FIS has acquired on its own access to title plants with respect to all counties described within the Geographic Area (the "Term").

         6.2. PARTIAL COUNTY TERMINATION. Notwithstanding any other provision of this Agreement, FIS may upon at least thirty days prior written notice to FNT terminate the license and Services with respect to one or more particular counties described in the Geographic Area after FIS has acquired title plant access from FNT or another third party on terms acceptable to FIS.

         6.3. TERMINATION. As applicable, the license and Services for a particular county described in the Geographic Area or the Agreement may be terminated prior to the expiration of the Term as follows:

                  (a) the license and Services for one or more particular counties described in the Geographic Area or the Agreement, may be terminated at any time by mutual agreement of the parties hereto;

                  (b) the license and Services for one or more particular counties described in the Geographic Area may be terminated at any time by FNT, if FIS breaches any material warranty or fails to perform any material obligation hereunder, in each case, with respect to such county or counties affected, and such breach is not remedied within 30 days after written notice thereof to FIS that is in default, in which event the obligation to provide the license and the Services for such affected county or counties under this Agreement shall terminate on the 20th business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and FIS is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default;

                  (c) the license and Services for one or more particular counties described in the Geographic Area may be terminated at any time by FIS, if FNT breaches any material warranty or fails to perform any material obligation owing hereunder, in each case, with respect to the particular county or counties affected, and such breach is not remedied within 30 days after written notice thereof to FNT, in which event the obligation to provide the license and the Services for such affected county or counties under this Agreement shall terminate on the 20th business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and FNT is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default;


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                  (d)      the Agreement may be terminated at any time by FIS,
                           if FNT shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (6) take any company action for the purpose of effecting any of the foregoing, in which event the obligation to provide the license and the Services under this Agreement shall terminate immediately;

                  (e) the Agreement may be terminated at any time by FNT, if FIS shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (6) take any company action for the purpose of effecting any of the foregoing, in which event the obligation to provide the license and the Services under this Agreement shall terminate immediately;

                  (f) the license and Services for one or more particular counties described in the Geographic Area or the Agreement may be terminated by FIS, upon 5 years' prior written notice to FNT, which notice may not be delivered prior to the 5th anniversary of the Effective Date;

                  (g) the license and Services for one or more particular counties described in the Geographic Area or the Agreement may be terminated by FNT, upon 5 years' prior written notice to FIS, which notice may not be delivered prior to the 5th anniversary of the Effective Date;

                  (h) the license and Services for one or more particular counties described in the Geographic Area or the Agreement may be terminated at any time by FNT if there has been a change in control of FIS; it being understood, that for purposes of this provision, "change of control" means a reorganization, merger, share (or LLC ownership interest) exchange or consolidation, or sale or other disposition of more than 50% of the ultimate ownership interests in,


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                           or all or substantially all of the assets or business
                           of, FIS, other than a transaction in which no person or entity, other than FIS or an entity controlled by FIS, will have beneficial ownership, directly or indirectly, of 50% or more of the ownership interests of FIS or of the power to vote in the election of directors; or

                  (i) the license and Services for one or more particular counties described in the Geographic Area or the Agreement may be terminated upon 6 months prior written notice by FIS to FNT if there has been a change in control of FNT; it being understood, that for purposes of this provision, "change of control" means a reorganization, merger, share exchange or consolidation, or sale or other disposition of more than 50% of the voting capital stock in, or all or substantially all of the assets or business of, FNT, other than a transaction in which no person or entity, other than FNT or an entity controlled by FNT, will have beneficial ownership, directly or indirectly, of 50% or more of the voting capital stock of FNT or of the power to vote the election of directors.

         6.4. SURVIVAL. Notwithstanding anything to the contrary in this Agreement, Section 7, 8, 9, 10, 11, and 16.10 shall survive the expiration or termination of this Agreement

         6.5. PERMITTED SUBSIDIARY TERMINATION. A license enjoyed by a Permitted Subsidiary of FNT shall terminate without further formality upon such entity's ceasing to be a Subsidiary of FNT.

 7.      INTELLECTUAL PROPERTY RIGHTS.

         7.1. OWNERSHIP OF LSI PROCESSES AND DOCUMENTATION. From the date the LSI Processes and Documentation is first disclosed to FNT, and at all times thereafter, as between the parties, FIS and/or its Subsidiaries shall be the sole and exclusive owners of all right, title, and interest in and to the LSI Processes, Documentation and all Modification, including, without limitation, all intellectual property and other rights related thereto. The parties acknowledge that this Agreement in no way limits or restricts FIS and the FIS Subsidiaries from developing or marketing on their own or for any third party in the United States or any other country, the LSI Processes, Documentation or Modifications, or any similar processes (including, but not limited to, any modification, enhancement, interface, upgrade, change and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto) without payment of any compensation to FNT.

 8.      CONFIDENTIALITY.

         8.1. CONFIDENTIALITY OBLIGATION. Proprietary Information (i) shall be deemed the property of the disclosing party (or the party for whom such data was collected or processed, if any), (ii) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and any ancillary agreements, and (iii) shall be protected by the receiving party in accordance with the terms of this Section.


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         8.2.     NON-DISCLOSURE COVENANT. Except as set forth in this Section, neither party shall disclose the Proprietary Information of the other party in whole or in part, including derivations, to any third party. If the parties agree to a specific nondisclosure period for a specific document, the disclosing party shall mark the document with that nondisclosure period. In the absence of a specific period, the duty of confidentiality for LSI Processes and Documentation shall extend in perpetuity. Proprietary Information shall be held in confidence by the receiving party and its employees, and shall be disclosed to only those of the receiving party's employees and professional advisors who have a need for it in connection with the administration and implementation of this Agreement. In no event shall FNT disclose FIS Proprietary Information to a Competitor of FIS. Each party shall use the same degree of care and afford the same protections to the Proprietary Information of the other party as it uses and affords to its own Proprietary Information of a similar nature.

         8.3. EXCEPTIONS. Proprietary Information shall not be deemed proprietary and, subject to the carve-out below, the receiving party shall have no obligation of nondisclosure with respect to any such information which:

                  (a) is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;

                  (b) was disclosed to the receiving party by a third party that was free of obligations of confidentiality to the party providing the information;

                  (c) is approved for release by written authorization of the disclosing party;

                  (d) was known to the receiving party prior to receipt of the information;

                  (e) was independently developed by the receiving party without access to or use of the Proprietary Information of the disclosing party; or

                  (f) is publicly disclosed pursuant to a requirement or request of a governmental agency, or disclosure is required by operation of law.

                  Notwithstanding application of any of the foregoing exceptions, in no event shall FIS treat information comprising nonpublic personal information under the GLB Act as other than Proprietary Information.

         8.4.     CONFIDENTIALITY OF THIS AGREEMENT; PROTECTIVE ARRANGEMENTS.

                  (a) The parties acknowledge that this Agreement contains confidential infor-mation that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those employees of FNT and FIS with a need to know the contents of this Agreement or as required by law or national stock exchange rule. In no event may this Agreement be reproduced or copies shown to any third parties (except counsel, auditors and professional advisors) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event FNT and FIS agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances.


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                  (b)      In addition, each party shall give notice to the
                           other party of any demands to disclose or provide Proprietary Information of the other party under or pursuant to lawful process prior to disclosing or furnishing such Proprietary Information, and shall cooperate in seeking reasonable protective arrangements.

9.       INVOICING AND PAYMENTS, PAST DUE AMOUNTS, CURRENCY.

         9.1. INVOICING AND PAYMENT REQUIREMENTS. Within 30 days following the end of each month, FNT shall prepare and remit to FIS a schedule showing the fees which it owes FIS under Exhibit D, along with the appropriate payment. FNT shall make all payments to FIS by check, credit card or wire transfer of immediately available funds to an account or accounts designated by FIS. Payment in full shall not preclude later dispute of charges or adjustment of improper payments.

         9.2. PAST DUE AMOUNTS. Any amount not received or disputed by FIS by the date payment is due shall be subject to interest on the overdue balance at a rate equal to the prime rate as published in the table money rates in the Wall Street Journal on the date of payment (or the prior date on which the Wall Street Journal was published if not published on the date of payment), plus one percent from the due date, until paid, applied to the outstanding balance from time to time. Any amount paid but later deemed not to have been due, will be repaid or credited with interest on the same terms.

         9.3. CURRENCY. All fees and charges listed and referred to in this Agreement are stated in and shall be paid in U.S. Dollars.

10.      DISPUTE RESOLUTION.

         10.1. DISPUTE RESOLUTION PROCEDURES. If, prior to the termination of this Agreement or the license granted herein, and prior to notice of termination given by either party to the other, a dispute arises between FIS and FNT with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (other than disputes regarding a party's compliance with the provisions of Sections 3 and/or
                  8), such dispute shall be settled as set forth in this Section. If either party exercises its right to initiate the dispute resolution procedures under this Section, then during such procedure any time periods providing for termination of the Agreement or curing any material breach pursuant to the terms of this Agreement shall be suspended automatically, except with respect to any termination or breach arising out of FNT's failure to make any undisputed timely and complete payments to FIS under this Agreement. At such time as the dispute is resolved, if such dispute involved the payment of monies, interest at a rate equal to the prime rate as published in the table money rates in the Wall Street Journal on the date the dispute is resolved (or the prior date on which the Wall Street Journal was published if not published on the date the dispute was resolved) plus one percent for the period of dispute shall be paid to the party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or repaid) in


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                  settlement of the dispute. Disputes arising under Sections 3 or 8 may be resolved by judicial recourse or in any other manner agreed by the parties.

         10.2.    Escalation Procedures.

                  (a) Each of the parties shall escalate and negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved between the parties at the level where the issue is discovered and has immediate impact (excluding issues of title to work product, which shall be initially addressed at the general counsel level). To this end, each party shall escalate any and all unresolved disputes or claims in accordance with this Section at any time to persons responsible for the administration of the relationship reflected in this License Agreement. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. If such parties do not resolve the underlying dispute within ten (10) Days of its escalation to them, then either party may notify the other in writing that he/she desires to elevate the dispute or claim to the President of FIS and the President of FNT or their designated representative(s) for resolution.

                  (b) Upon receipt by a party of a written notice escalating the dispute to the company president level, the President of FIS and the President of FNT or their designated representative(s) shall promptly communicate with his/her counter party, negotiate in good faith and use reasonable efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, such representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. If the parties have not resolved the dispute within ten (10) Days after receipt of the notice elevating the dispute to this level, either may once again escalate the dispute to binding arbitration.

                  (c) All discussions and correspondence among the representatives for purposes of these negotiations shall be treated as Proprietary Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

         10.3. ARBITRATION PROCEDURES. If a claim, controversy or dispute between the parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (and not otherwise excepted), has not been timely resolved pursuant to the foregoing escalation process, upon notice either party may initiate binding arbitration of the issue in accordance with the following procedures.

                  (a) Either party may request arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. Such arbitration shall be governed by the then current version of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The Arbitration will be conducted in Jacksonville, Florida in front of one mutually agreed upon arbitrator.

                  (b) Each party shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses. Unless the award provides otherwise, the fees and expenses of the arbitration procedures, including the fees of the arbitrator or arbitrators, will be shared equally by the involved parties.

                  (c) Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

11.      LIMITATION OF LIABILITY.

         11.1. EXCEPT TO THE EXTENT ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BY REASON OF AN INDEMNITY OBLIGATION HEREUNDER OR BY REASON OF A BREACH OF WARRANTY, EITHER PARTY'S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION WHETHER BASED IN CONTRACT, TORT OR OTHERWISE WHICH ARISES UNDER OR IS RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE OTHER PARTY'S DIRECT OUT-OFPOCKET DAMAGES, ACTUALLY INCURRED, WHICH UNDER NO CIRCUMSTANCES SHALL EXCEED, IN THE AGGREGATE, THE AMOUNT PAID BY FNT TO FIS UNDER THIS AGREEMENT FOR THE 12-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM AROSE.

         11.2. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER OR THE CLAIMS OR DEMANDS MADE BY ANY THIRD PARTIES, WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.      INDEMNIFICATION.

         12.1. PROPERTY DAMAGE. Subject to Section 11 hereof, each party agrees to indemnify, defend and hold harmless the other and its officers, directors, employees, and affiliates (including, where applicable, the FIS Subsidiaries and FNT Subsidiaries), and agents from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) arising from or in connection with the damage, loss (including theft) or destruction of any real property or tangible personal property of the indemnified party resulting from the actions or inactions of any employee, agent or subcontractor of the indemnifying party insofar as such damage arises out of or is ancillary to fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, breach of statutory duty, omission or default of the indemnifying party, its employees, agents or subcontractors.

         12.2. INFRINGEMENT OF LSI PROCESSES. FIS agrees to defend at its own expense, any claim or action brought by any third party against FNT and/or against its officers, directors, and employees and affiliates, for actual or alleged infringement within the United States of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the LSI Processes (except to the extent such infringement claim is caused by FNT-specified Modifications to the LSI Processes which could not have been made in a non-infringing manner) or caused by the combination of LSI Processes with software or hardware provided, specified or approved by FIS ("Indemnified LSI Processes"). FNT, at its sole discretion and cost, may participate in the defense and all negotiations for its settlement or compromise. FIS further agrees to indemnify and hold FNT, its officers, directors, employees and affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by FNT. FIS shall conduct and control the defense of any such claim or action and negotiations for its settlement or compromise, by the payment of money. FIS shall give FNT, and FNT shall give FIS, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against FIS or FNT, as appropriate, or any other user or any supplier of components of the Indemnified LSI Processes, which could have an adverse impact on FNT's use of same, provided FIS or FNT, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the Indemnified LSI Processes (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, FIS shall at its sole option take one or more of the following actions at no additional cost to FNT: (i) procure the right to continue the use of the same without material interruption for FNT; (ii) replace the same with non-infringing software; (iii) modify said Indemnified LSI Processesso as to be non-infringing; or (iv) take back the infringing Indemnified LSI Processes and credit FNT with an amount equal to its prepaid but unused license fees hereunder. The foregoing represents the sole and exclusive remedy of FNT for infringement or alleged infringement.

         12.3. INFRINGEMENT OF FNT OUT OF SCOPE LICENSE AND SERVICES. FNT agrees to defend at its own expense, any claim or action brought by any third party against FIS and/or against its officers, directors, and employees and affiliates, for actual or alleged infringement within the United States of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the FNT services on behalf of the Permitted Subsidiaries in the Geographic Area that are outside the permitted scope of the License and the Services ("Indemnified Out of Scope License and Services"). FIS, at its sole discretion and cost, may participate in the defense and all negotiations for its settlement or compromise. FNT further agrees to indemnify and hold FIS, its officers, directors, employees and affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by FIS. FNT shall conduct and control the defense of any such claim or action and negotiations for its settlement or compromise, by the payment of money. FNT shall give FIS, and FIS shall give FNT, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against FNT or FIS, as appropriate, or any other user or any supplier of components of the Indemnified Out of Scope License and Services, provided FNT or FIS, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the Indemnified Out of Scope License and Services (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, FNT shall at its sole option take one or more of the following actions at no additional cost to FIS: (i) procure the right to continue the use of the same without material interruption for FIS; (ii) replace the same with non-infringing software; or (iii) modify said Indemnified Out of Scope License and Services as to be non-infringing. The foregoing represents the sole and exclusive remedy of FNT for infringement or alleged infringement.

         12.4. DISPUTE RESOLUTION. The provisions of Section 12 shall apply with respect to the submission of any claim for indemnification under this Agreement and the resolution of any disputes relating to such claim.

13.      FORCE MAJEURE, TIME OF PERFORMANCE AND INCREASED COSTS.

         13.1.    FORCE MAJEURE.

                  (a) Neither party shall be held liable for any delay or failure in performance of its obligations under this Agreement from any cause which with the observation of reasonable care, could not have been avoided - which may include, without limitation, acts of civil or military authority, government regulations, government agencies, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, power blackouts affecting facilities (the "Affected Performance").

                  (b)      Upon the occurrence of a condition described in
                           Section 13.1(a), the party whose performance is affected shall give written notice to the other party describing the Affected Performance, and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact on both parties of such condition, including, without limitation, implementing disaster recovery procedures. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the force majeure events and recommence the Affected Performance. If the delay caused by the force majeure event lasts for more than fifteen (15) Days, the parties shall negotiate an equitable amendment to this Agreement with respect to the Affected Performance. If the parties are unable to agree upon an equitable amendment within ten (10) Days after such fifteen (15)-Day period has expired, then either party shall be entitled to serve thirty (30) Days' notice of termination on the other party with respect to only such Affected Performance. The remaining portion of the Agreement that does not involve the Affected Performance shall continue in full force and effect. FIS shall be entitled to be paid for that portion of the Affected Performance which it completed through the termination date.

         13.2. TIME OF PERFORMANCE AND INCREASED COSTS. FIS' time of performance under this Agreement shall be adjusted, if and to the extent reasonably necessary, in the event and to the extent that (i) FNT fails to timely submit material data or materials in the prescribed form or in accordance with the requirements of this Agreement, (ii) FNT fails to perform on a timely basis, the material functions or other responsibilities of FNT described in this Agreement, (iii) FNT or any governmental agency authorized to regulate or supervise FNT makes any special request, which is affirmed by FNT and/or compulsory on FIS, which affects FIS' normal performance schedule, or (iv) FNT has modified the LSI Processes, Documentation or Modifications in a manner affecting FIS' burden. In addition, if any of the above events occur, and such event results in an increased cost to FIS, FIS shall estimate such increased costs in writing in advance and, upon FNT's approval, FNT shall be required to pay any and all such reasonable, increased costs to FIS upon documented expenditure, up to 110% of the estimate.

14.      NOTICES.

         14.1. NOTICES. Except as otherwise provided under this Agreement or in the Exhibits, all notices, demands or requests or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be deemed to have been duly given when received by the designated recipient. Written notice may be delivered in person or sent via reputable air courier service and addressed as set forth below:

                  If to FNT:        Fidelity National Title Group, Inc.
                                    601 Riverside Avenue
                                    Jacksonville, FL 32204
                                    Attn: President

                  with a copy to:   Fidelity National Title Group, Inc.
                                    601 Riverside Avenue
                                    Jacksonville, FL 32204
                                    Attn: General Counsel

                  If to FIS:        Fidelity National Information Services, Inc.
                                    601 Riverside Avenue
                                    Jacksonville, FL 32204
                                    Attn: President

                  with a copy to:   Fidelity National Information Services, Inc.
                                    601 Riverside Avenue
                                    Jacksonville, FL 32204
                                    Attn: General Counsel

         14.2. CHANGE OF ADDRESS. The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section.

15.      WARRANTIES.

         15.1. PERFORMANCE OF OBLIGATIONS. Each party represents and warrants to the other that it shall perform its respective obligations under this Agreement, including Exhibits and Schedules, in a professional and workmanlike manner.

         15.2. COMPLIANCE WITH LAW. FIS warrants that (i) it has the power and corporate authority to enter into and perform this Agreement, (ii) its performance of this Agreement does not and will not violate any governmental law, regulation, rule or order, contract, charter or by-law; (iii) it has sufficient right, title and interest (or another Subsidiary of FIS has or will grant it sufficient license rights) in the LSI Processes to grant the licenses herein granted, and (iv) it has received no written notice of any third party claim or threat of a claim alleging that any part of the LSI Processes infringes the rights of any third party in any of the United States. FNT warrants that (i) it has the power and corporate authority to enter into and perform this Agreement, (ii) its performance of this Agreement does not and will not violate any governmental law, regulation, rule or order, contract, charter or by-law,
                  (iii) it has received no written notice of any third party claim or threat of a claim alleging that any part of the LSI Processes infringes the rights of any third party in the United States.

         15.3. EXCLUSIVE WARRANTIES. EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND EACH PARTY AGREES THAT ALL REPRESENTATIONS AND WARRANTIES THAT ARE NOT EXPRESSLY PROVIDED IN THIS AGREEMENT ARE HEREBY EXCLUDED AND DISCLAIMED.

16.      MISCELLANEOUS.

         16.1. ASSIGNMENT. Except as set forth herein, neither party may sell, assign, convey, or transfer the licenses granted hereunder or any of such party's rights or interests, or delegate any of its obligations hereunder without the written consent of the other party. Any such consent shall be conditioned upon the understanding that this Agreement shall be binding upon the assigning party's successors and assigns. Either party may assign this Agreement to any Subsidiary that is not a Competitor except that the assigning party shall remain responsible for all obligations under this Agreement including the payment of fees. Notwithstanding anything contained herein to the contrary, FNT may not assign this Agreement to a Competitor.

         16.2. SEVERABILITY. Provided FNT on behalf of the Permitted Subsidiaries retains quiet enjoyment of the LSI Processes, if any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the parties under this Agreement or any Exhibit or Schedule, in which case the unenforceable portion shall be replaced by one that reflects the parties original intent as closely as possible while remaining enforceable.

         16.3. THIRD PARTY BENEFICIARIES. Except as set forth herein, the provisions of this Agreement are for the benefit of the parties and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.


         16.4. GOVERNING LAW; FORUM SELECTION; CONSENT OF JURISDICTION. This Agreement will be governed by and construed under the laws of the State of Florida, USA, without regard to principles of conflict of laws. The parties agree that the only circumstance in which disputes between them, not otherwise excepted from the resolution process described in Section 109, will not be subject to the provisions of Section 10 is where a party makes a good faith determination that a breach of the terms of this Agreement by the other party requires prompt and equitable relief. Each of the parties submits to the personal jurisdiction of any state or federal court sitting in Jacksonville, Florida with respect to such judicial proceedings. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or to other security that might be required of any party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address set forth in Section 14.1 above. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         16.5. EXECUTED IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

         16.6. CONSTRUCTION. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party because that party drafted or caused its legal representative to draft any of its provisions.

         16.7. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules attached hereto and the agreements referenced herein constitute the entire agreement between the parties, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals, marketing brochures, correspondence and undertakings related thereto.

         16.8. AMENDMENTS AND WAIVERS. This Agreement may be amended only by written agreement signed by duly authorized representatives of each party. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of both parties. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. Notwithstanding the foregoing, at any time prior to the Sale of FIS or any offering and sale to the public of any shares or equity securities of FIS or any of its Subsidiaries pursuant to a registration statement in the United States, this Agreement may not be amended without the prior written consent of Thomas H. Lee Equity Fund V, L.P. ("THL") and TPG Partners III, L.P. ("TPG") if such amendment would affect Sections 2.1, 3, 4, 5, 6, 7, 12, and 16.10, Exhibit D either party's limitation of liability, FIS' right to terminate or rights upon default by FNT or a FNT Subsidiary or this Section 16.8, in any manner materially adverse to the consolidated business activities of the FIS Group (defined below), taken as a whole, or FIS Group's costs of doing business, viewed on a consolidated basis, provided that in no event shall any change to Exhibits A, B, and C hereto require such prior written consent unless such change would materially and adversely affect in any manner FIS Group's consolidated business activities, taken as a whole, or FIS Group's costs of doing business, viewed on a consolidated basis. THL and TPG are intended third party beneficiaries of this Agreement solely with respect to this Section 16.8. "FIS Group" means FIS, Subsidiaries of FIS, and each Person (defined below) that FIS directly or indirectly controls (within the meaning of the Securities Act) immediately after the Effective Date, and each other Person that becomes an Affiliate of FIS after the Effective Date. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency, or political subdivision thereof.

         16.9. REMEDIES CUMULATIVE. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in case of any breach or threatened breach by the other party of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

         16.10. TAXES. All charges and fees to be paid under this Agreement are exclusive of any applicable sales, use, service or similar tax which may be assessed currently or in the future on the LSI Processes or related services provided under this Agreement. If a sales, use, services or a similar tax is assessed on the LSI Processes or related services provided to FNT for the benefit of the Permitted Subsidiaries under this Agreement, FNT will pay directly, reimburse or indemnify FIS for such taxes as well as any applicable interest and penalties. FNT shall pay such taxes in addition to the sums otherwise due under this Agreement. FIS shall, to the extent it is aware of taxes, itemize them on a proper VAT, GST or other invoice submitted pursuant to this Agreement. All property, employment and income taxes based on the assets, employees and net income, respectively, of FIS shall be FIS' sole responsibility. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and shall provide and make available to each other any withholding certificates, information regarding the location of use of the LSI Processes or provision of the services or sale and any other exemption certificates or information reasonably requested by either party.

         16.11. PRESS RELEASES. The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

                                 FIDELITY NATIONAL TITLE GROUP, INC.

                                 By    /s/ Raymond R. Quirk
                                    -------------------------------------------
                                      Raymond R. Quirk
                                      Chief Executive Officer

                                 FIDELITY NATIONAL INFORMATION SERVICES, INC.

                                 By   /s/ Michael L. Gravelle
                                    ------------------------------------------
                                      Michael L. Gravelle
                                      Senior Vice President

                                    EXHIBIT A

                                  LSI PROCESSES

         1. Centralized title insurance and escrow closing service processing for refinance transactions.

         2. Centralized home equity title insurance and closing service processing.

         3. Centralized recording services management and administration processing.

         4. Centralized tracking and servicing of loan subordination requests.

                                    EXHIBIT B

                              GEOGRAPHIC LOCATIONS

CALIFORNIA COUNTIES
         Amador
         Butte
         Eldorado
         Humboldt
         Lassen
         Marin
         Mendocino
         Monterey
         Napa
         Nevada
         Placer
         San Joaquin
         San Luis Obispo
         Santa Clara
         San Mateo
         Santa Cruz
         Solano
         Sonoma
         Sutter
         Yolo
         Yuba

 WASHINGTON COUNTIES - All

                                    EXHIBIT C

                             PERMITTED SUBSIDIARIES

Fidelity National Title Insurance Company (LSI Division)

Fidelity National Title Company (LSI Division)

Fidelity National Title Company of California (LSI Division)

Chicago Title Company (LSI Division)

Chicago Title Insurance Company (LSI Division)

                                    EXHIBIT D

                                      FEES

During the Term of this Agreement, FNT shall remit to FIS all earnings, before income taxes, which shall be prepared in accordance with U.S generally accepted accounting principles consistently applied related to all operations of FNT with respect to the Permitted Subsidiaries in the Geographic Area using any of the LSI Processes or Services.

Upon reasonable advance notice, FNT shall permit FIS to perform audits of FNT's records only with respect to calculating the above earnings, before income taxes. Such audits shall be conducted during FNT's regular office hours and without disruption to FNT's business operations and shall be performed at FIS' sole expenses.